Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On March 25, 2025 (the “Closing Date”), Whitehawk Therapeutics, Inc. (the “Company”) completed the previously announced sale of 100% of the outstanding shares of capital stock of Aadi Subsidiary, Inc. (the “Divestiture”) pursuant to the Stock Purchase Agreement (the “Purchase Agreement”) entered into with KAKEN INVESTMENTS INC., a Delaware corporation (“Purchaser”), KAKEN PHARMACEUTICAL CO., LTD, and Aadi Subsidiary, Inc. on December 19, 2024. In accordance with the Purchase Agreement, upon the closing of the Divestiture, Purchaser paid to the Company a cash payment of $102.4 million (following applicable purchase price adjustments under the Purchase Agreement). Among other customary closing conditions, the Divestiture was contingent upon obtaining stockholder approval, which occurred on February 28, 2025.

The following unaudited pro forma consolidated financial statements are intended to show how the Divestiture might have affected the historical financial statements of the Company if the Divestiture had been completed at an earlier time as indicated therein, and such unaudited pro forma consolidated financial statements are derived from, and should be read in conjunction with, the Company’s historical consolidated financial statements and notes thereto, as presented in the Company’s Annual Report on Form 10-K filed for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission on March 28, 2025 (the “Form 10-K”).

The unaudited pro forma consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2024 assumes the Divestiture had occurred on December 31, 2024. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2024 gives effect to the transaction as if it had occurred as of January 1, 2024.

In addition, Regulation S-X permits registrants to reflect adjustments that depict synergies and dis-synergies of the acquisitions and dispositions for which pro forma effect is being given in the Company’s disclosures as management adjustments. The Company has determined not to disclose such adjustments because it does not believe that presentation of such adjustments would enhance an understanding of the pro forma effects of the Divestiture.

The accounting adjustments to reflect the Divestiture in the unaudited pro forma consolidated financial statements include:

•	the sale of the assets related to the FYARRO® (sirolimus protein-bound particles for injectable suspension) (albumin-bound) program pursuant to the Purchase Agreement; and

•	receipt of the cash proceeds that were payable on the Closing Date in connection with the Divestiture.

The unaudited pro forma consolidated financial statement information is presented for informational purposes only and is based upon estimates by the Company’s management, which are based upon available information and certain assumptions that the Company’s management believes are reasonable as of the date of this filing. The unaudited pro forma consolidated financial statements are not intended to be indicative of the actual financial position or results of operations that would have been achieved had the Divestiture been consummated as of the periods indicated, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.

The unaudited pro forma consolidated balance sheet as of December 31, 2024 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2024 should be read in conjunction with the notes thereto.

WHITEHAWK THERAPEUTICS, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	As of December 31, 2024
	Historical Whitehawk Therapeutics, Inc. (As reported) (A)	Transaction Accounting Adjustments (B)	Transaction Accounting Adjustments	Notes	Pro Forma Whitehawk Therapeutics, Inc.
Assets
Current assets:
Cash and cash equivalents	$28,670	$—	$102,420	C	$131,090
Short-term investments	18,567	—	—		18,567
Accounts receivable, net	5,903	(5,903)	—		—
Inventory	5,311	(5,311)	—		—
Prepaid expenses and other current assets	2,836	(1,427)	—		1,409

Total current assets	61,287	(12,641)	102,420		151,066
Property and equipment, net	6,846	(6,774)	—		72
Operating lease right-of-use assets	787	(754)	—		33
Other assets	1,399	(64)	—		1,335

Total assets	$70,319	$(20,233)	$102,420		$152,506

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,159	$(1,940)	$—		$219
Accrued liabilities	14,647	(8,275)	3,765	D	10,137
Operating lease liabilities, current portion	268	(229)	—		39
Due to licensor payable	—	—	—		—

Total current liabilities	17,074	(10,443)	3,765		10,396
Operating lease liabilities, net of current portion	565	(565)	—		0
Other liabilities	202	—	—		202

Total liabilities	17,841	(11,008)	3,765		10,598

Stockholders’ equity:
Common stock, $0.0001 par value, 300,000,000 shares authorized; 24,680,708 and 24,554,205 shares issued and outstanding as of December 31, 2024 and 2023, respectively	2	—	—		2
Additional paid-in capital	385,114	—	—		385,114
Accumulated other comprehensive income (loss)	16	—	—		16
Accumulated deficit	(332,654)	(9,225)	9,225		(243,224)
			(3,765)	D
			93,195	E

Total stockholders’ equity	52,478	(9,225)	98,655		141,908

Total liabilities and stockholders’ equity	$70,319	$(20,233)	$102,420		$152,506

A	As reported in the Annual Report on Form 10-K filed by the Company with the SEC on March 27, 2025.

B	Reflects the sale of the Business pursuant to the Stock Purchase Agreement, as if the transaction had occurred on December 31, 2024.

C	Reflects cash proceeds for the sale of Aadi Subsidiary, Inc

D	Reflects transaction costs not incurred as of December 31, 2024.

E	Reflects the estimated gain on the sale of Aadi Subsidairy, Inc. as if the sale occurred on December 31, 2024.

WHITEHAWK THERAPEUTICS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share data and earnings per share amounts)

(Unaudited)

	Twelve months ended December 31, 2024
	Historical Whitehawk Therapeutics, Inc. (As reported)	Transaction Accounting Adjustments (A)	Pro Forma Whitehawk Therapeutics, Inc.
Revenue
Product sales, net	$25,983	$(25,983)	$—

Total Revenue	25,983	(25,983)	—

Operating expenses
Selling, general and administrative	36,749	(18,169)	18,580
Research and development	51,030	(40,457)	10,573
Restructuring charges	2,638	(2,638)	—
Cost of goods sold	3,024	(3,024)	—

Total operating expenses	93,441	(64,287)	29,154

Loss from operations	(67,458)	38,304	(29,154)
Other income (expense)
Foreign exchange loss	(4)	—	(4)
Interest income	3,925	—	3,925
Interest expense	(154)	154	—

Total other income (expense), net	3,767	154	3,921

Loss before income tax expense	(63,691)	38,458	(25,233)
Income tax expense	—	—

Net loss	$(63,691)	$38,458	$(25,233)

Net loss per share, basic and diluted	$(2.36)		$(0.93)

Weighted average number of common shares outstanding, basic and diluted	27,029,942		27,029,942

A	Reflects the sale of the Business pursuant to the Stock Purchase Agreement, as if the transaction had occurred on January 1, 2024.